UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ITEX Corporation

(Name of Registrant as Specified In Its Charter)

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ITEX SNAPSHOT

Connect. Trade. Save.

ITEX, The Membership Trading Community[SM], is the leading marketplace for cashless business transactions in North America.

For more than a quarter of a century, members have bought and sold within the community's exclusive distribution channel by utilizing the ITEX dollar to exchange goods and services.

The Marketplace is comprised of 25,000 member businesses, transacting more than $129 million in Gross Merchandise Value (GMV) during the past year.

ITEX is publicly traded under the symbol "ITEX," paying quarterly cash dividends of $0.04 per share.

Investor Relations

Ticker Symbol:	ITEX.OB
Stock Price:	$4.05
Revenue:	$16,424,000
Operational Cash Flow:	$ 1,684,000
Market Capitalization:	$14,776,696
Shares Outstanding:	3,648,567
Fiscal Year End:	July 31st

NOTE: Information above as of July 31, 2011.

Member Benefits

- ❑ **New customers**
- ❑ **New sales**
- ❑ **24/7 access - www.itex.com**
- ❑ **Largest trading community in North America**

Mission Statement

To establish the ITEX dollar as a widely accepted payment solution and the ITEX Marketplace as the hub for cashless business transactions.

ITEX Corporation is headquartered in Bellevue, Washington.

The ITEX Marketplace processed 310,000 transactions during the past year.

ITEX is a community of businesses buying and selling to one another by accepting ITEX dollars as the form of payment.

ITEX

Fiscal Years 2003-2011

Revenue

$18,000
$16,000
$14,000
$12,000
$10,000
$0

2003	2004	2005	2006	2007	2008	2009	2010	2011
$10,595	$10,283	$10,225	$14,646	$14,171	$15,964	$16,502	$16,925	$16,424

Cash Flow & Income From Operations

$3,000
$2,500
$2,000
$1,500
$1,000
$0

	2003	2004	2005	2006	2007	2008	2009	2010	2011
Cash Flow	$(74)	$28	$843	$1,836	$2,057	$2,374	$2,875	$2,536	$1,684
Income	$(642)	$621	$729	$1,341	$1,505	$1,501	$1,027	$1,674	$1,103

Stockholders' Equity & Cash Balance

$15,000
$12,000
$9,000
$6,000
$3,000
$0

	2003	2004	2005	2006	2007	2008	2009	2010	2011
Equity	$(481)	$2,227	$4,959	$7,968	$12,330	$13,319	$13,981	$14,869	$14,758
Cash	$104	$215	$569	$314	$1,753	$1,061	$2,557	$5,169	$5,386

Stock Price

$5.00
$4.00
$3.00
$2.00
$1.00
$ .00
DIVIDEND INITIATED

2003	2004	2005	2006	2007	2008	2009	2010	2011
$.60	$1.05	$1.90	$2.88	$4.00	$4.40	$3.15	$4.75	$4.05

NOTE: All financial numbers represented in thousands except stock prices. Stock prices as of the end of each fiscal year; adjusted to give effect to the 1:5 reverse stock split on 5-03-10.

Financial Highlights

THE ITEX MARKETPLACE[SM]	For the fiscal years ended July 31 2011	2010	2009	2008	2007
Marketplace Revenue	$16,424	$16,925	$16,502	$15,964	$14,171
Cost and expenses:					
Costs of Marketplace revenue	10,159	10,777	10,481	10,335	9,660
Corporate salaries, wages, and benefits	2,001	1,850	1,895	1,634	1,448
Selling, general and administrative	2,573	1,980	2,337	1,869	1,257
Depreciation and amortization	588	644	762	625	301
	15,321	15,251	15,475	14,463	12,666
Income from operations	1,103	1,674	1,027	1,501	1,505
Other income:					
Interest & other income	149	(117)	1	16	156
Income before income taxes	1,252	1,557	1,028	1,517	1,661
Income tax expense (benefit)	551	611	421	583	(2,843)
Net Income	$ 701	$ 946	$ 607	$ 934	$ 4,504
Common stock outstanding (split adjusted)	3,648	3,577	3,565	3,571	3,620
Net income per common share	0.19	0.26	0.17	0.26	1.24

NOTE: All numbers represented in thousands except per share amounts.

2011 Highlights

- Eighth consecutive profitable year
- Revenue -- $16.4 million
- Cash position -- $5.4 million
- Stockholder equity -- $14.8 million
- Earnings per share of $0.19
- Quarterly cash dividends
- Increased credit facility to $3 million
- Acquired 3 trade exchange membership lists

2003-2011 Highlights

- Doubled member base to 25,000
- Increased revenue 55%
- $9.5 million in operational income
- $19 million in pre-tax income
- Repurchased 539,000 shares
- Paid $936,000 in dividends*
- Returned $2.6 million to shareholders*
- Acquired 8 trade exchange membership lists

Includes September and December 2011 dividend payments.

CORPORATE INFORMATION

Steven White - Chairman & CEO

Mr. White has been a Director of the Board of ITEX and its Chairman since February 2003. He has served as CEO and Interim CFO of the Company since June 2003. Mr. White has more than 27 years of entrepreneurial and executive and board-level experience in the barter industry, including principal executive officer positions, in addition to ITEX Corporation, at Ubarter.com and Cascade Trade Association. This extensive experience allows Mr. White to bring to the Board a deep insight into the operations, challenges and issues facing the Company and the barter industry in general.

From 1996 to 2000, Mr. White was the President and Chief Executive Officer of Ubarter.com, a web-based cashless trading community originally founded by Mr. White in 1983 as Cascade Trade Association, during which time he supervised and managed the affairs of a public company. In June 2000, Mr. White directed the sale of Ubarter.com to Network Commerce, an Internet-based technology infrastructure and services company.

John A. Wade - Director

Mr. Wade has been a Director on the Board of ITEX since February 2003 and Secretary and Treasurer of ITEX Corporation (2003-present). Mr. Wade served as Chief Financial Officer of Aptimus, Inc. (NASDAQ:APTM), a public online direct marketing company, from 1998 to 2007, while that company was involved in strategic and financing transactions. Prior to joining Aptimus, Mr. Wade served as CFO and COO for Buzz Oates Enterprises, a real estate development company. Mr. Wade is currently a Principal at Wade Consulting. Mr. Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business and has been a CPA since 1987. Mr. Wade has more than 28 years of financial and accounting expertise, including developing disclosure and internal controls for public corporations. This experience allows Mr. Wade to bring to the Board substantial financial and accounting knowledge, process controls, and valuable insights as it reviews its strategic alternatives.

Eric Best - Director

Mr. Best has been a Director of ITEX Corporation since February 2003. Mr. Best has more than 16 years of entrepreneurial, executive, finance and board-level experience in the technology sector. Mr. Best's technology experience includes founding MindCorps, an e-commerce systems integrator acquired by Amazon.com in 1999, and Emercis, an e-commerce tools provider acquired by Impressa in 2000. Mr. Best founded and is currently CEO of Mercent Corporation, a software-as-a-service venture backed by several institutional investors,that enables retailers to sell through online merchandising channels. Mr. Best also was founder of Seattle-based Morse Best Innovation, a technical marketing agency, which was sold in 2010. He also co-founded Impresys, a software product company that helps customers create more effective software marketing programs, presentations, and online tutorials. This experience allows Mr. Best to bring to the Board substantial knowledge of the technology sector and meaningful insight into the branding, commercialization, software development, financial and capital-related issues technology companies face. He is a graduate of Seattle Pacific University and a member of the SPU Entrepreneurial Studies Council and Society of Fellows.

Marketplace Staff

ITEX has 22 employees; 20 are located at our corporate headquarters and 2 in our corporate-owned office. There are 400 individuals supporting The Membership Trading Community℠ including our franchisees, their staff and outside contractors.

Corporate Office
3326 160th Ave SE
Suite 100
Bellevue, WA 98008-6418
Phone: 425.463.4000
Fax: 425.463.4041
www.itex.com

Investor Relations
Alan Zimmelman
425.463.4017
alan@itex.com

Independent Auditors
Ehrhardt Keefe Steiner &
Hottman PC
7979 East Tufts Avenue
Denver, CO 80237-2843

Counsel
Stoel Rives, LLP
600 University Street
Suite 3600
Seattle, WA 98101-4109

Tollefsen Business Law P.C.
2825 Colby Avenue
Suite 304
Everett, WA 98201-3553

Transfer Agent
OTR, INC
1001 SW Fifth
Suite 1550
Portland, OR 97204-1143

ITEX

All information set forth in this ITEX Snapshot is as of January 1, 2012, and ITEX undertakes no duty to update this information. We routinely post important information on the Investor Relations portion of our website.

1-2012

Important Additional Information

ITEX Corporation, its directors, its nominees for director and certain of its officers and employees are deemed participants in the solicitation of proxies from stockholders in connection with its annual meeting of stockholders to be held on May 14, 2012. Information concerning these participants is available in ITEX’s preliminary proxy statement filed with the Securities and Exchange Commission on March 6, 2012, as amended and supplemented. ITEX plans to file a definitive proxy statement with the SEC and may file other proxy solicitation material in connection with the solicitation of proxies for the annual meeting. Investors and stockholders are advised to read the preliminary proxy statement, which is available now, and the definitive proxy statement and other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and stockholders may obtain, free of charge, copies of the proxy statement and any other documents filed by ITEX with the SEC in connection with the annual meeting of stockholders at the SEC’s website at www.sec.gov or at ITEX’s website at www.itex.com. In addition, the proxy statement and any other documents filed by ITEX with the SEC may be obtained from ITEX free of charge by directing a request to ITEX Corporation, Attn: Investor Relations, 3326 160th Avenue SE, Suite 100, Bellevue, WA 98008.